Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact:
Steven M. Samowich, President, (703) 934-5205
Email: samo@infodata.com

Curtis D. Carlson, Corporate Secretary (703) 934-5205
Email: carlson@infodata.com


                    INFODATA SYSTEMS INC. EXPECTS TO RECEIVE
                       PARTIAL STOP-WORK ORDER ON CONTRACT

Fairfax, VA March 1, 2002 - Infodata Systems Inc. (OTCBB:INFD) announced today that it expects to receive a Stop-Work Order from the U.S. Government Agency overseeing its contract to develop and implement a complex document production management system. It is anticipated that this order will halt work on a significant portion of the contract until the Government completes its review and makes a final determination as to its requirement for the contracted effort. This review may take up to 90 days. The contract represented approximately 40% of the Company's revenues during calendar 2001.

Steve Samowich, President of the Company, stated, "We are obviously disappointed with the Government's action. This does not reflect on Infodata's work, but is rather the Government reassessing its requirements."

Infodata designs, develops and delivers solutions that enable enterprises to share, maintain and retrieve electronic documents, and provides consulting and systems integration services and products in the area of knowledge management to corporate and government organizations.